United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2023

FORTUNE RISE ACQUISITION CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40990	86-1850747
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13575 58th Street North, Suite 200 Clearwater, Florida	33760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 727-440-4603

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A Common Stock and one-half of one Warrant	FRLAU	The Nasdaq Stock Market LLC

Class A Common Stock, par value $0.0001 per share	FRLA	The Nasdaq Stock Market LLC

Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	FRLAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation

On December 22, 2023, Ryan Spick, a member of the Board of Directors (the “Board”) of Fortune Rise Acquisition Corporation, a Delaware corporation (the “Company”), notified the Board that he was resigning from the Board, including all committees of the Board. Mr. Spick did not resign due to any disagreement with the Company, its board of directors or its management regarding any matters relating to the Company’s operations, policies or practices.

Director Appointment

On December 22, 2023, the Board appointed Beau Vuillemot to fill the resulting vacancy created by Mr. Spick’s resignation. Mr. Vuillemot will fill the vacancies created on the Company’s Audit Committee and Compensation Committee created by Mr. Spick’s resignation. Mr. Vuillemot will serve as the chair of the Compensation Committee. Mr. Vuillemot was not appointed pursuant to any arrangement or understanding between him and any other persons. In addition, Mr. Vuillemot has entered into an indemnification agreement with the Company, the form of which was previously filed as Exhibit 10.14 to the Quarterly Report on Form 10-Q filed with the Securities & Exchange Commission on November 20, 2023. Mr. Vuillemot will receive compensation of $10,000 per month for his service as a director.

In October 2016, Mr. Vuillemot cofounded Viking Revolution LLC, an ecommerce business with a proprietary line of men’s grooming products. In 2018, Viking Revolution LLC was acquired and Mr. Vuillemot now serves as its Chief Marketing Officer. Mr. Vuillemot was appointed to the Board because of his experience as an entrepreneur, taking companies from early stage to rapid growth, which would be applicable to the plans of our target.

Appointment of Principal Executive Officer and Chief Financial Officer

As previously announced on December 6, 2023, Richard Brand notified the Company of his plans to resign from his positions as Principal Executive Officer and Chief Financial Officer of the Company. On December 22, 2023, the Board appointed Ryan Spick to serve as the Company’s Principal Executive Officer and Chief Financial Officer effective as of December 22, 2023.

In 2007, Mr. Spick founded The Dream Builder Group, a personal and business development company helping individuals and professionals to accomplish their ideal lifestyle and optimal success. Mr. Spick works with business owners to scale up their companies through analysis and targeted improvements. His proven expertise ranges from determining target audience, market research, branding, developing budgets, estimates, scopes of work to client relations, as well as implementing back-office functions and coordinating with trades. With an extensive background in institutional and commercial construction, Mr. Spick specializes today in planning, strategizing, and managing sophisticated real estate projects from start to finish. He attended the British Columbia Institute of Technology and began his business career in Canada. Mr. Spick is now based in Arizona and is passionate about mountain sports. Mr. Spick served on the Board from December 2022 until December 22, 2023.

The terms and conditions of Mr. Spick’s appointment will be governed by a consulting agreement dated as of December 22, 2023 by and between the Company and Mr. Spick (the “Consulting Agreement”). The Consulting Agreement provides for compensation to Mr. Spick of $10,000 per month. The Consulting Agreement provides for a term of six months, unless earlier terminated by either party upon 10 business days’ written notice.

A copy of the Consulting Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The above description of the Consulting Agreement contained herein is qualified in its entirety by the full text of such exhibit.

There are no arrangements or understandings between Mr. Spick and any other persons pursuant to which he was appointed as Chief Financial Officer and Principal Executive Officer of the Company. There are no family relationships between Mr. Spick and any of the Company’s directors or other executive officers, and Mr. Spick is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Consulting Agreement, dated December 22, 2023, by and between Fortune Rise Acquisition Corporation and Ryan Spick
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortune Rise Acquisition Corporation

Date: December 22, 2023	By:	/s/ Ryan Spick
	Name:	Ryan Spick
	Title:	Principal Executive Officer

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